                                              CORPORATE COMMUNICATIONS DIVISION

                                              W. R. Grace & Co.
                                              One Town Center Road
                                              Boca Raton, FL 33486-1010
GRACE NEWS

CONTACT: Mary Lou Kromer
         Corporate Communications & Investor Relations
         561/362-1331 or

         Chuck Suits
         Media Relations
         561/362-2600


                      GRACE REPORTS THIRD QUARTER EARNINGS
            COMPARABLE E.P.S. UP 52%; OPERATING MARGIN ACHIEVES 15%
                       CRYOVAC PACKAGING EARNINGS UP 23%
            CONSTRUCTION PRODUCTS REPORTS RECORD SALES AND EARNINGS
              GRACE DAVISON EARNINGS UP 14% FROM PREVIOUS QUARTER

         BOCA RATON, Florida, October 29, 1997 -- W. R. Grace & Co. (NYSE: GRA) reported third quarter comparable earnings from continuing operations, excluding special items, of $.91 per share, up 52 percent versus $.60 per share in the prior-year third quarter.

         The special items were long-term incentive compensation expenses related to the pending transaction between Grace and Sealed Air Corporation, and a partially offsetting gain on a real estate sale. Including the special items, basic earnings per share from continuing operations were $.80, up 33 percent.

         "Grace businesses achieved outstanding performance improvement," said Larry Ellberger, Grace's Chief Financial Officer. "Grace Construction Products had an all-time record quarter in sales and earnings, the Cryovac packaging

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business had a record third quarter in sales and earnings, and Grace Davison earnings were up significantly compared to the second quarter."

         "Both Packaging and Construction Products achieved operating income levels more than 20 percent over the year-ago quarter. Grace Davison reported an increase of 14 percent versus the second quarter of this year. These excellent results were achieved notwithstanding the strength of the US dollar versus currencies of other countries in which Grace operates," he added.

         The company continued its emphasis on cost control, which resulted in an overall operating margin (earnings before interest and tax as a percent of sales) of 15 percent, excluding the special items, and nearly two percentage points higher than the prior-year quarter.

         Income from continuing operations of $67 million, before special items, increased 23 percent compared to $54 million in the prior-year quarter, and was up 28 percent excluding currency translation.

         The special expense consisted of an accrual under Grace's long-term incentive compensation program, which is linked to Grace stock appreciation relative to the performance of the S&P Industrial 400. "The 34 percent market appreciation of Grace stock in the quarter was very positive and an indication of favorable market receptivity to our pending transaction with Sealed Air. It has impacted third quarter earnings, as Grace share price performance is a key element of Grace's current long-term incentive compensation program," said Ellberger.

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                                      -3-

         Although the company will not pay the compensation until after the close of the performance period, it recognizes the expense on a "mark to market" basis, and the payment levels will be based on stock performance by year-end 1997.

         Total sales of $833 million were up nearly four percent compared to $803 million in the prior-year quarter, excluding sales from divested units. Sales were up nearly nine percent excluding currency translation. Sales growth was largely driven by Packaging and Construction Products and double-digit growth in North America for all Grace businesses, including Grace Davison.

         For the nine month period, income from continuing operations of $176 million was up 13 percent before the special items. Excluding divested units, sales were up four percent. Excluding currency translation, earnings were up 19 percent and sales up eight percent year-to-date. The overall operating margin was 13.6 percent, up more than two percentage points versus the 1996 nine-month period.

         Net income of $71 million for the 1997 third quarter included $12 million from discontinued operations, primarily relating to the divested Grace Cocoa unit. 1996 third quarter net income of $2,520 million included $2,466 million from Grace's former health care unit, National Medical Care, and the gain on its disposal.

         Capital expenditures for the company year-to-date were $165 million, compared to $345 million in the prior nine-month period. Year-to-date operating free cash flow was in excess of $200 million.

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                                      -4-

         "For the full year 1997, we expect to meet our previously stated performance goals of 14 percent EBIT margin, operating free cash flow of $150 million and capital expenditures below $300 million," said Ellberger.

         Following are highlights of business unit performance, excluding the special items:

GRACE PACKAGING

         Grace Packaging, a global leader in flexible plastic packaging (Cryovac(R)) and container sealants (Darex(TM)), reported that pretax income rose 20 percent to $85 million and sales increased 4.4 percent to $528 million. Currency translation penalized the unit's sales and earnings by approximately five percentage points.

CRYOVAC

         Cryovac earnings of $78 million were up more than 23 percent and sales of $461 million rose six percent, compared to the prior-year quarter. Excluding currency translation, sales were up 11 percent and earnings up 29 percent.

         Sales grew at double-digit rates in North America and Latin America, largely due to increased sales of products serving the fresh red meat and smoked and processed meats market segments. Growth in the Americas was further fueled by added sales of cook-in bags, laminates and fresh produce packaging, primarily from the Schurpack and Cypress acquisitions. Demand for films for industrial and consumer applications increased globally, particularly in Latin America and Asia Pacific, and strong reception to recently introduced thinner gauge, high-performance films continued. Excluding currency

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                                      -5-

translation, sales were up nearly eight percent in Europe and 13 percent in Asia Pacific.

         Cryovac achieved an operating margin of 17 percent, a 2.4 percentage point improvement compared to the prior-year quarter.

         "Cryovac is continuing its aggressive cost management efforts," Ellberger said, "including its previously announced plan to cut $35 million in global manufacturing costs on an annualized basis in 1998."

         In August, Grace announced that it had entered into a definitive agreement with Sealed Air Corporation to combine its Cryovac packaging business with Sealed Air to create a new publicly owned company. The tax-free transaction, which has been valued by the market at approximately $5 billion for Grace and its shareholders, will create the world's leading protective and specialty packaging company. The transaction is expected to be completed in early 1998 pending approval by both companies' shareholders.

DAREX

         Sales of $68 million for Darex container sealants and coatings declined approximately four percent compared to the prior-year quarter, but were up about two percent excluding the effect of currency translation. Earnings were down nine percent.

         Reception to the Darex(TM) oxygen scavenging sealants for bottled beer continues to gain momentum, although sales are still at a modest level.

GRACE DAVISON

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                                      -6-

         Grace Davison, a leading global supplier of refinery and petrochemical catalysts and silica products, posted operating income of $24 million, up 14 percent compared to the second quarter of 1997, and nearly seven percent compared to the year-ago quarter despite lower pricing for fluid cracking catalysts (FCC). Sales of $176 million were down one percent compared to the 1996 quarter, but up five percent excluding the effect of currency translation.

         "Grace Davison's performance has progressively improved through the year despite the significant impact of currency translation," said Ellberger.

         Grace Davison's third quarter results reflected stronger FCC volume in North America, improved efficiencies in a new silica plant in Malaysia, the continuing impact of worldwide cost reduction programs and the start-up of a new petrochemical plant in Asia using Davison polyolefin catalysts, as well as the overall strength of the plastics industry. The FCC volume increase was primarily due to higher refinery utilization rates, reflecting refined product demand.

GRACE CONSTRUCTION PRODUCTS

         Grace Construction Products, a leading global supplier of specialty construction chemicals and specialty building materials, reported record sales and earnings. Operating income rose 28 percent to $17 million. Sales of $129 million were up eight percent compared to the prior-year quarter and up 10 percent excluding currency translation.

         Sales grew within every product group and in every region of the world, although sales slowed somewhat in Southeast Asia due to disturbances in the

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economies of certain countries in the region. The business unit continued to see strong sales growth of new value-added specialty construction chemicals, including anti-corrosion and anti-shrinkage concrete admixtures, and specialty building materials, including new waterproofing products and fireproofing materials.

         Last week, an American Society of Civil Engineers foundation recognized Grace's Eclipse(TM) shrinkage reducing concrete admixture for its "Innovative Application" in the construction industry, noting that it provides a creative and cost-effective solution to improving the design and quality of concrete.

         "By focusing on new value-added products and cost management, Construction Products has continued to improve its operating performance," said Ellberger. The business reported an operating margin of 13.2 percent, up two percentage points from the prior-year quarter.

OTHER HIGHLIGHTS

         As part of its announcement regarding the Cryovac/Sealed Air transaction, Grace indicated that, prior to the two businesses being merged, Grace's specialty chemicals businesses will become a new publicly traded company that will be spun off to Grace shareholders. The new company, to be called W. R. Grace & Co., will include Grace Davison, Grace Construction Products and Darex Container Products.

         On October 13 the company reported that Chairman, President and CEO Albert J. Costello had suffered a heart attack and would undergo bypass


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                                      -8-

surgery. Ellberger was appointed Acting CEO and will continue in that role while Costello recuperates from the successful surgery he underwent last week.

         Grace indicated that the company expects to take restructuring charges associated with the Sealed Air/Cryovac merger in the fourth quarter.

         Grace is a leading global supplier of flexible packaging and specialty chemicals with annual sales of approximately $3.5 billion. The company operates in more than 100 countries.

NOTE: Grace defines "operating free cash flow" as cash flow from continuing operations, excluding the cash impacts of financing, asbestos, environmental, restructuring and other such special charges.

                                      -0-

                              W. R. GRACE & CO.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR QUARTER ENDED SEPTEMBER 30
                        ($ MILLIONS EXCEPT PER SHARE)

                                                 THIRD QUARTER          YEAR-TO-DATE
                                              -------------------- ----------------------
                                                1997       1996       1997        1996
                                              -------- ----------  ---------- ----------
Sales                                          $833.1    $  821.3   $2,460.7    $2,603.2
Other income                                     12.9         8.2       36.5        26.3
                                              -------- ----------  ---------- ----------
 Total                                         $846.0    $  829.5   $2,497.2    $2,629.5
                                              -------- ----------  ---------- ----------
Cost of goods sold and operating expenses      $499.2    $  503.9   $1,492.4    $1,565.7
Selling, general and administrative expenses    163.3       151.6      467.9       546.5
Depreciation and amortization                    47.8        43.4      145.5       134.2
Interest expense and related financing costs     19.2        18.2       58.6        54.9
Research and development expenses                23.3        22.5       66.9        75.0
Provision for restructuring                        --          --       12.4        53.7
(Gain) on sales of businesses                      --          --     (103.1)     (326.4)
                                              -------- ----------  ---------- ----------
 Total                                         $752.8    $  739.6   $2,140.6    $2,103.6
Income before income taxes                     $ 93.2    $   89.9   $  356.6    $  525.9
Provision for income taxes                       34.5        35.5      134.1       192.9
                                              -------- ----------  ---------- ----------
Income from continuing operations              $ 58.7    $   54.4   $  222.5    $  333.0
Income from discontinued operations              12.4     2,465.5       12.4     2,584.4
                                              -------- ----------  ---------- ----------
 Net Income                                    $ 71.1    $2,519.9   $  234.9    $2,917.4
                                              ======== ==========  ========== ==========
Basic Earnings Per Share
 Continuing operations before special items    $  .80    $    .60   $   2.27    $   1.62
 Continuing operations                         $  .80    $    .60   $   3.01    $   3.48
 Net Income                                    $  .97    $  27.66   $   3.18    $  30.64
Basic Average number of shares (millions)        73.7        91.1       73.9        95.2
Primary Earnings Per Share:
 Continuing operations before special items    $  .77    $    .58   $   2.20    $   1.59
 Continuing operations                         $  .77    $    .58   $   2.92    $   3.42
 Net income                                    $  .93    $  26.99   $   3.08    $  30.02
Average number of shares (millions)              76.0        93.4       76.2        97.2

                               W. R. GRACE & CO.
                              OPERATING RESULTS
                          QUARTER ENDED SEPTEMBER 30
                        ($ MILLIONS EXCEPT PER SHARE)

                                                                     PERCENT
                                              1997         1996       CHANGE
                                           ---------- ------------  ---------
Sales:
 Packaging                                   $528.2      $  506.1        4.4%
 Davison                                      175.9         177.7       (1.0)
 Construction products                        128.9         119.1        8.2
 Other                                           --          18.4(b)  (100.0)
                                           ---------- ------------
  Total sales                                $833.0      $  821.3        1.4
Operating Income:
 Packaging                                   $ 75.0      $   70.3        6.7
 Davison                                       19.6          22.8      (14.0)
 Construction products                         14.4          13.4        7.5
 Other                                         (1.0)          0.8     (225.0)
                                           ---------- ------------
  Total operating income                     $108.0      $  107.3        0.7
Other Expenses/(Income):
 Interest/financing                          $ 19.2      $   18.2(c)     5.5
 Other                                         (4.4)(a)      (0.8)     450.0
                                           ---------- ------------
 Total other expenses                        $ 14.8      $   17.4      (14.9)
Pretax operating earnings                    $ 93.2      $   89.9        3.7
Provision for income taxes                     34.5          35.5       (2.8)
                                           ---------- ------------
Income from continuing operations            $ 58.7      $   54.4        7.9
Income from discontinued operations            12.4       2,465.5(d)   (99.5)
                                           ---------- ------------
Net Income                                   $ 71.1      $2,519.9      (97.2)%
                                           ========== ============
Basic Earnings Per Share:
 Continuing Operations                       $ 0.80      $   0.60       33.3%
 Net Income                                  $ 0.97      $  27.66      (96.5)%
Basic average number of shares (millions)      73.7          91.1      (19.1)%
Primary Earnings Per Share:
 Continuing operations                       $ 0.77      $   0.58       32.5%
 Net Income                                  $ 0.93      $  26.99      (96.6)%
Average number of shares (millions)            76.0          93.4      (18.6)%

------------
(a)     Primarily includes income from sale of fixed asset.
(b)     Results primarily include Dearborn and Specialty Polymers.
(c) After allocating interest/financing expenses to discontinued operations.
(d)     Includes gain on NMC separation.

                              W. R. GRACE & CO.
                              OPERATING RESULTS
                        NINE MONTHS ENDED SEPTEMBER 30
                        ($ MILLIONS EXCEPT PER SHARE)

                                                                          PERCENT
                                                   1997         1996       CHANGE
                                                ---------- ------------  ---------
Sales:
 Packaging                                       $1,548.8     $1,474.5       5.0%
 Davison                                            526.0        553.5      (5.0)
 Construction products                              359.7        317.6      13.3
 Other                                               26.1(a)     257.6(d)  (89.9)
                                                ---------- ------------  ---------
  Total sales                                    $2,460.6     $2,603.2      (5.5)
Operating Income:
 Packaging                                       $  220.8     $  194.4      13.6
 Davison                                             58.6         75.1     (22.0)
 Construction products                               33.5         21.7      54.4
 Other                                                4.9          8.5     (42.4)
                                                ---------- ------------  ---------
  Total operating income                         $  317.8     $  299.7       6.0
Other Expenses/(Income):
 Interest/financing                              $   58.6     $   54.9(e)    6.7
 Other                                               (6.7)(b)     (8.3)(f) (19.3)
                                                ---------- ------------  ---------
 Total other expenses                            $   51.9     $   46.6      11.4
Pretax operating earnings before special items   $  265.9     $  253.1       5.1
Provision for income taxes                           98.4         97.8       0.6
                                                ---------- ------------  ---------
Income from continuing operations before
 special items                                   $  167.5     $  155.3       7.9
Special Items -after-tax
 Provision for restructuring                         (8.0)       (32.4)    (75.3)
 Gain on sale of businesses                          63.0(c)     210.1(g)  (70.0)
                                                ---------- ------------  ---------
Income from continuing operations                $  222.5     $  333.0     (33.2)
Income from discontinued operations                  12.4      2,584.4(h)  (99.5)
                                                ---------- ------------  ---------
Net Income                                       $  234.9     $2,917.4     (91.9)%
                                                ========== ============  =========
Basic Earnings Per Share:
 Continuing operations before special items      $   2.27     $   1.62      40.1%
 Continuing operations                           $   3.01     $   3.48     (13.5)%
 Net Income                                      $   3.18     $  30.64     (89.6)%
Basic average number of shares (millions)            73.9         95.2     (22.4)%
Primary Earnings Per Share:
 Continuing operations before special items      $   2.20     $   1.59      38.0%
 Continuing operations                           $   2.92     $   3.42     (14.7)%
 Net Income                                      $   3.08     $  30.02     (89.7)%
Average number of shares (millions)                  76.2         97.2     (21.6)%

------------
(a)     Results primarily include Specialty Polymers.
(b)     Primarily includes income from sale of fixed asset.
(c)     Pretax gain of $103.1 on sale of Specialty Polymers.
(d)     Results primarily include Dearborn and Specialty Polymers.
(e) After allocating interest/financing expenses to discontinued operations.
(f)     Primarily as a result of interest income from IRS.
(g)     Includes divestments of Dearborn and Biopesticides.
(h)     Includes gain on NMC separation.

                                W. R. GRACE & CO.
                                 GEOGRAPHIC DATA
                              (DOLLARS IN MILLIONS)

QUARTER ENDED SEPTEMBER 30

                                                             SALES
                 ----------------------------------------------------------------------------------------------
                   1997 INCL.     1997 DIVESTED    1997 EXCL.      1996 INCL.    1996 DIVESTED     1996 EXCL.
                 DIVESTED UNITS       UNITS      DIVESTED UNITS  DIVESTED UNITS    UNITS (a)     DIVESTED UNITS
                 -------------- ---------------  -------------- --------------  --------------- --------------
North America         $446             --             $446            $414            $ 9             $405
Europe                 228             --              228             250              4              246
Latin America           57             --               57              48             --               48
Asia Pacific           102             --              102             109              5              104
                 -------------- ---------------  -------------- --------------  --------------- --------------
 Total                $833             --             $833            $821            $18             $803
                 ============== ===============  ============== ==============  =============== ==============

                                                        OPERATING INCOME
                 ----------------------------------------------------------------------------------------------
                   1997 INCL.     1997 DIVESTED    1997 EXCL.      1996 INCL.    1996 DIVESTED     1996 EXCL.
                 DIVESTED UNITS       UNITS      DIVESTED UNITS  DIVESTED UNITS    UNITS (a)     DIVESTED UNITS
                 -------------- ---------------  -------------- --------------  --------------- --------------
North America         $ 67             --             $ 67            $ 55             --             $ 55
Europe                  24             --               24              30             --               30
Latin America            9             --                9               7             --                7
Asia Pacific             8             --                8              15              1               14
                 -------------- ---------------  -------------- --------------  --------------- --------------
 Total                $108             --             $108            $107            $ 1             $106
                 ============== ===============  ============== ==============  =============== ==============

(a)     Third quarter 1996 divested product line was Specialty Polymers.

                              W. R. GRACE & CO.
                               GEOGRAPHIC DATA
                            (DOLLARS IN MILLIONS)

NINE MONTHS ENDED SEPTEMBER 30

                                                             SALES
                 ----------------------------------------------------------------------------------------------
                   1997 INCL.     1997 DIVESTED    1997 EXCL.      1996 INCL.    1996 DIVESTED     1996 EXCL.
                 DIVESTED UNITS     UNITS (a)    DIVESTED UNITS  DIVESTED UNITS    UNITS (b)     DIVESTED UNITS
                 -------------- ---------------  -------------- --------------  --------------- --------------
North America        $1,275            $12           $1,263          $1,265           $100           $1,165
Europe                  705              6              699             824             95              729
Latin America           168             --              168             180             38              142
Asia Pacific            313              7              306             334             23              311
                 -------------- ---------------  -------------- --------------  --------------- --------------
 Total               $2,461            $25           $2,436          $2,603           $256           $2,347
                 ============== ===============  ============== ==============  =============== ==============

                                                        OPERATING INCOME
                 ----------------------------------------------------------------------------------------------
                   1997 INCL.     1997 DIVESTED    1997 EXCL.      1996 INCL.    1996 DIVESTED     1996 EXCL.
                 DIVESTED UNITS     UNITS (a)    DIVESTED UNITS  DIVESTED UNITS    UNITS (b)     DIVESTED UNITS
                 -------------- ---------------  -------------- --------------  --------------- --------------
North America         $174             $ 1            $173            $153            $ 4             $149
Europe                  84               1              83              80              3               77
Latin America           27              --              27              22             (3)              25
Asia Pacific            33               2              31              45              1               44
                 -------------- ---------------  -------------- --------------  --------------- --------------
 Total                $318             $ 4            $314            $300            $ 5             $295
                 ============== ===============  ============== ==============  =============== ==============

(a)     1997 divested product line is Specialty Polymers.
(b)     1996 divested product lines are Specialty Polymers and Dearborn.